Exhibit 99.2

FOR IMMEDIATE RELEASE

August 8, 2023

Sorrento Therapeutics, Inc. Announces Auction for Sale of
Scilex Securities and Bankruptcy Court Approval of Stalking Horse Bid

SAN DIEGO, August 8, 2023 – Sorrento Therapeutics, Inc. (OTC: SRNEQ, "Sorrento" or “the Debtor”), a biopharmaceutical company dedicated to the development of life-saving therapeutics to treat cancer, intractable pain, and infectious disease, today announced that, in connection with its ongoing chapter 11 case, the U.S. Bankruptcy Court for the Southern District of Texas (the "Bankruptcy Court") entered an order approving a $105 million “stalking horse” bid for substantially all of the Debtors’ common stock, preferred stock, and warrants (in each case) in Scilex Holding Company (“Scilex” and the “Scilex Stock”) to Oramed Pharmaceuticals, Inc. (“Oramed”).

The stalking horse agreement with Oramed is subject to an auction and the submission of higher or otherwise better offers. Any parties interested in bidding for the Scilex Stock should email Sorrento’s investment banker (Moelis & Company LLC) as soon as possible to indicate their interest and discuss required bid materials. To the extent Sorrento receives any qualified bids that are higher or otherwise better than Oramed’s bid by August 11, 2023, at 5:00 p.m. (ET), Sorrento will hold an auction for the Scilex Stock on August 14, 2023.

In addition, the Bankruptcy Court approved a $100 million debtor-in-possession term loan facility from Oramed, which is expected to provide the Debtor with liquidity to pay off its existing senior debtor-in-possession financing facility and to continue operating its business as it pursues a sale and exit financing process and emergence from chapter 11.

Latham & Watkins LLP and Jackson Walker LLP are serving as legal counsel to Sorrento. M3 Partners is serving as restructuring advisor. Moelis & Company LLC is serving as financial advisor and investment banker.

About Sorrento Therapeutics, Inc.

Sorrento is a clinical and commercial stage biopharmaceutical company developing new therapies to treat cancer, pain (non-opioid treatments), autoimmune disease and COVID-19. Sorrento's multimodal, multipronged approach to fighting cancer is made possible by its extensive immuno-oncology platforms, including key assets such as next-generation tyrosine kinase inhibitors ("TKIs"), fully human antibodies ("G-MAB™ library"), immuno-cellular therapies ("DAR-T™"), antibody-drug conjugates ("ADCs"), and oncolytic virus ("Seprehvec™"). Sorrento is also developing potential antiviral therapies and vaccines against coronaviruses, including STI-1558 and COVI-MSC™; and diagnostic test solutions, including COVIMARK™.

Sorrento's commitment to life-enhancing therapies for patients is also demonstrated by our effort to advance a TRPV1 agonist, non-opioid pain management small molecule, resiniferatoxin ("RTX"), and SP-102 (10 mg, dexamethasone sodium phosphate viscous gel) (SEMDEXA™), a novel, viscous gel formulation of a widely used corticosteroid for epidural injections to treat lumbosacral radicular pain, or sciatica, and to commercialize ZTlido® (lidocaine topical system) 1.8% for the treatment of postherpetic neuralgia (PHN). RTX has been cleared for a Phase II trial for intractable pain associated with cancer and a Phase II trial in osteoarthritis patients. Positive final results from the Phase III Pivotal Trial C.L.E.A.R. Program for SEMDEXA™, its novel, non-opioid product for the treatment of lumbosacral radicular pain (sciatica), were announced in March 2022. ZTlido® was approved by the FDA on February 28, 2018.

For more information visit www.sorrentotherapeutics.com.

Forward-Looking Statements

This press release and any statements made for and during any presentation or meeting concerning the matters discussed in this press release contain forward-looking statements related to Sorrento and its subsidiaries under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “predict,” “potential,” “seem,” “seek,” “future,” “outlook,” and similar expressions and include statements regarding the anticipated timing and plans for the auction and the anticipated liquidity benefits to the Company of the debtor-in-possession term loan facility (“DIP Facility”).

Risks and uncertainties that could cause Sorrento's actual results to differ materially and adversely from those expressed in our forward-looking statements, include, but are not limited to risks associated with: the Company’s and Oramed’s ability to comply with the terms of the stalking horse agreement (the “SPA”); the restrictions imposed by the proposed terms and conditions of the DIP Facility; the results of the auction, whether bidders participate in such auction and the quality of the bids they submit; the entry by the court of any sale order relating to the SPA or any other transaction resulting from the auction approving such transaction; Oramed’s funding of the DIP Facility; the application of the proceeds from the DIP Facility and the SPA and the ability of the Company to use such proceeds efficiently in support of its business; the Company’s ability to obtain exit financing and to pursue a plan of reorganization to exit its chapter 11 bankruptcy; and those factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 and subsequent Quarterly Reports on Form 10-Q filed with the SEC in each case under the heading “Risk Factors,” and other documents of the Company filed, or to be filed, with the SEC. If the risks materialize or assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that the Company presently does not know or that the Company currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release, and Sorrento undertakes no obligation to update any forward-looking statement in this press release except as may be required by law.

Contacts:

For Sorrento Therapeutics, Inc.

Media Contact

The Levinson Group

212-202-2754

Email: sorrento@tlgcommunications.com

Website: www.sorrentotherapeutics.com

Sorrento® and the Sorrento logo are registered trademarks of Sorrento Therapeutics, Inc.

G-MAB™, DAR-T™, Seprehvec™, SOFUSA™, COVI-MSC™, COVIMARK™, Fujovee™ and Ovydso™ are trademarks of Sorrento Therapeutics, Inc.

SEMDEXA™ (SP-102) is a trademark of Semnur Pharmaceuticals, Inc. A proprietary name review by the FDA is planned.

All other trademarks are the property of their respective owners.